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                                                                  EXHIBIT 10.28


                             JOINT VENTURE AGREEMENT


          THIS JOINT VENTURE AGREEMENT is made and entered into as of the 26th day of August, 1994, by and between INTERFACE ASIA-PACIFIC, INC., a corporation organized and existing under the laws of the State of Georgia, U.S.A., having its principal office at Orchard Hill Road, LaGrange, Georgia 30240 (hereinafter referred to as "INTERFACE"), and MODERNFORM GROUP PUBLIC CO., LTD., a company organized and existing under the laws of Thailand, having its principal office at 33/2 Moo 7 Bangna-Trad Road, Bangplee, Samutprakarn 10540 Thailand (hereinafter referred to as "MODERNFORM").

          RECITALS: INTERFACE is engaged in the business of manufacturing and marketing, among other things, modular carpet systems (including carpet tiles and six foot roll goods). MODERNFORM is engaged in Thailand in the business of manufacturing and marketing office furnishings and equipment. INTERFACE and MODERNFORM, after discussion and investigation, desire to establish a joint venture company in Thailand to manufacture carpet in Thailand.

          THEREFORE, in consideration of the mutual covenants and promises hereinafter set forth, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by both parties, the parties hereby agree as follows:

1.        PURPOSE OF AGREEMENT

          1.1 The main purpose of this Agreement is to establish a limited company under the laws of Thailand to conduct the business of manufacturing in Thailand and marketing there high quality modular carpet tiles (herein referred to as "carpet tiles"). The Company may later decide to market or manufacture other products. The carpet tiles shall be distributed exclusively by INTERFACE or its affiliates outside of Thailand and exclusively by MODERNFORM within Thailand. Details of the business objectives of the joint enterprise (the "Business Objectives") shall be generally in accordance with Exhibit "A" attached hereto, as amended from time to time by the Company's Board of Directors or shareholders, to the extent permitted by applicable law.

2.        FORMATION OF COMPANY

          2.1 The parties shall establish a limited company (Borisat Chamkad) (hereinafter referred to as the "Company"), in accordance with the laws of Thailand, in which INTERFACE will hold seventy percent (70%) of the ownership interest, and MODERNFORM will hold thirty percent (30%) of the ownership interest. The parties shall cooperate in seeking to obtain all governmental, regulatory and other consents and licenses
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                 necessary for the formation of the Company and carrying out the purposes of this Agreement, under conditions which the parties deem to be feasible and profitable.

         2.2 The name of the Company upon its incorporation shall be "Interface Modernform Company Limited", in English, which is
                 "       " in Thai.

         2.3 The principal place of business of the Company shall be at Bangpakong Industrial Park, Thailand, or at such other location as the Company shall determine. The Company may establish branches elsewhere in Thailand, in accordance with and subject to the prevailing Thai laws and regulations, the requirements of the Articles of Association of the Company, and sound business judgment.

         2.4 The Business Objectives pertaining to the Memorandum of Association and Articles of Association of the Company shall be those attached as Exhibit "A", as amended from time to time by the Board of Directors or the shareholders, to the extent permitted by applicable law. The Memorandum of Association and Articles of Association of the Company shall be those attached as Exhibit "B".

         2.5 In the event the Business Objectives or the Memorandum of Association and Articles of Association of the Company ultimately registered contain provisions that conflict with or are inconsistent with any of the terms and conditions of this Agreement, the terms and conditions of this Agreement shall prevail insofar as they are not contrary to the law or public order of Thailand.

         2.6 All necessary and appropriate fees and expenses (including, without limitation, attorney fees expended to form and incorporate the joint venture company, registration fees and expenses for that company, Board of Investment Application expenses, land acquisition expenses, Use of Land Application fees and expenses, all other legally required (statutory) or necessary fees and expenses) incurred by the parties in the initial formation of the Company, exclusive of those fees and expenses associated with the negotiation, preparation, and execution of this Agreement (which shall be borne by the party incurring such charges), shall be reimbursed by the Company to the parties pro tanto to the sums so expended by each party.

         2.7 In the event the Company, through no fault of the parties, does not ultimately become registered as an existing de jure entity, the otherwise reimbursable fees and expenses described above relating to the formation of the Company shall be the responsibility of the party which paid or incurred them.



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3.     CAPITAL STRUCTURE OF THE COMPANY


       3.1 The initial registered capital of the Company shall initially be Baht two hundred million (Baht 200,000,000) divided into twenty (20) million ordinary shares, each with a par value of Baht ten (Baht 10).

       3.2 The shares of the Company shall be divided into two groups, Group A shares and Group B shares.

            (a) The Group A shares shall constitute seventy percent
                (70%) of the total shares, or 14,000,000 shares, being share certificates numbered one through fourteen million inclusive, and shall be subscribed by INTERFACE, or its nominee, at par.

            (b) The Group B shares shall constitute thirty percent
                (30%) of the total shares, or 6,000,000 shares, being share certificates numbered fourteen million and one through twenty million inclusive, and shall be subscribed by MODERNFORM, or its nominee, at par.

       3.3 The initial paid-up capital shall be twenty-five percent (25%) of the total registered capital, or Baht fifty Million (Baht 50,000,000). At the initial meeting of shareholders required by law (the "Statutory Meeting"), it will therefore be resolved that all of the initial paid up capital shall be paid to the Company by the parties on the date of the Statutory Meeting. Subsequent calls on the unpaid amount of each share shall be as authorized by resolution of all Directors, but shall not be required unless so authorized.

       3.4 Following the initial issue of shares of the Company, according to the numbers and distributions specified above, any new issues of shares, options or other rights to purchase shares, transfers of shares, and all other rights, obligations and liabilities relating to ownership of shares of the Company, shall be in accordance with the terms of this Agreement and the Articles of Association of the Company. Neither the Company nor either party will take or permit any action that would serve to dilute the percentage ownership interest of either party, except as may be expressly permitted by the terms of this Agreement or subsequent mutual written agreement of the parties.

       3.5 Additional required contributions in connection with the start up of the Company shall be as follows:

            (a) INTERFACE shall provide the use of intangible assets
                in the form of certain portions of its technology and know-how and provide such technical expertise and training as is reasonably necessary to specify, locate, obtain, transport, and install appropriate machinery and equipment and assist in beginning



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                        the manufacture of tufted carpet tiles.  To the extent
                        INTERFACE contributes equipment and machinery to the Company, the cost (if acquired from a third party) or fair market value (if acquired from INTERFACE's existing machinery and equipment inventory) thereof shall be credited to INTERFACE's capital contribution account in determining its required contribution to the Company's capital. Attached hereto as Exhibit "C" and made a part hereof by this reference is a list of the equipment and machinery, and its valuation, which will be contributed by INTERFACE and credited to its required capital contribution. It is acknowledged by the parties that INTERFACE's contribution of intangible assets (technology, technology transfer and practical "know-how" in manufacturing, marketing and selling carpet tiles) is essential to the success of the Company and this venture. In light of these circumstances, it is agreed that INTERFACE personnel and representatives will have continuous, immediate and complete access to all information, plans, strategies and other data relevant to the construction of the Company's manufacturing plant; acquisition, installation and operation of manufacturing equipment; purchase and use of raw materials; processing of materials and products; engineering, design, research and development; sales and marketing activities; administration and operation of the Company; and all other facets of the Company's activities. It is acknowledged and agreed by MODERNFORM that INTERFACE's contribution to the Company of the limited use of its trademarks, technology, technology assistance, "know-how" and other intangible assets is not a transfer of ownership, but is merely a right of use limited to the Company and limited strictly by the terms of this Agreement.

         3.6 The purchase and installation of initial machinery and equipment, hiring employees, obtaining raw materials and supplies and paying other expenses reasonably necessary for the operation of the Company, shall be effectuated through in-kind contributions or cash capital contributions by the parties, loans, or other financing arrangements, as determined by the Board of Directors.

4.       RESTRICTIONS ON SHARE TRANSFER

         4.1 Except as set forth in Clause 4.2 and Clause 15.3 hereof, neither party shall sell, assign, transfer, pledge, or otherwise dispose of or encumber in any manner any of its shares in the Company without the prior approval (evidenced by written resolution) of all of the shareholders.

         4.2 If a shareholder (hereinafter called the "Seller" for the purposes of this Clause) wishes to sell or transfer any or all of its shares to a third party, such Seller shall first have received a written, complete and



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                 bona fide purchase offer, which is in all respects
                 acceptable to the Seller, from such third party. The price and other terms of such offer shall be identical to those contained in the Transfer Notice referred to below. The Seller, within ten (10) days of receipt of such offer, shall give written notice (hereinafter called the "Transfer Notice") of such desired transfer to the Company and all other shareholders. The Transfer Notice shall include a complete, true and correct copy of such third party's purchase offer. The Transfer Notice shall state the total number of shares for sale, all terms and conditions of the sale (and all terms necessary for a complete sale, without contingencies and requiring full payment in current funds within fifteen (15) days of acceptance of such offer), and the price of said shares, and shall invite each shareholder (called "Buyer" for the purposes of this Clause and Clause 4.3 below) to apply in writing to the Company and Seller, within forty-five (45) days of the date of delivery of such Transfer Notice, to purchase such shares in accordance with the terms stated in the Transfer Notice. Within such forty-five (45) day period, the Buyer shall notify Seller in writing of its election either to accept or reject the offer contained in the Transfer Notice. If Buyer fails to deliver an unqualified acceptance of the offer within such period, Buyer shall be deemed to have rejected it. If Buyer accepts Seller's offer, Buyer shall pay for Seller's shares within fifteen (15) days of the date of Buyer's acceptance, and shall discharge all obligations properly contained in the Transfer Notice, and the Seller shall be bound to do all things necessary to fully and properly transfer such shares of Seller to the Buyer immediately upon receipt of the purchase price therefor. If Buyer rejects the offer in Seller's Transfer Notice, then Seller shall be free to sell its shares to the third party, but Seller must do so strictly in accordance with every term set forth in the Transfer Notice to Buyer, otherwise such transfer shall be void, of no effect, and the Board of Directors shall take all actions necessary to avoid giving effect to such sale. If the sale to the third party is not completed within ninety (90) days of the date of last delivery of the Transfer Notice to a shareholder, then the third party's offer shall be deemed void and withdrawn, and any sale of shares thereafter must be carried out by completing from the outset all requirements of this Clause 4.2.

         4.3 The shareholders may approve (by written resolution) any share transfer or sale without requiring the procedures set forth in this Article 4, provided that such resolution is approved by all shareholders.

         4.4 Notwithstanding any provision to the contrary contained in this Agreement, INTERFACE and MODERNFORM agree that no shares or other interest in the Company or any of its assets (tangible or intangible) can (directly, indirectly or in any other manner whatsoever) be assigned or transferred to any other person or entity unless the assignee or transferee executes an agreement whereby such assignee or transferee unconditionally agrees to be bound by and adhere to all of



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                 the provisions of this Agreement (including, but without
                 limitation, the provisions of this Article 4, Article 9 and
                 Article 16) governing the actions of the party from which the assignee or transferee obtained such shares or other interest. In no event may shares of the Company be sold by a Seller (as defined in Clause 4.2 above) to a competitor of the non-selling shareholder(s) without said shareholder's written approval, which shall not be withheld unreasonably. The term "competitor" shall mean any person or entity engaged directly or indirectly in the manufacture, marketing, sale or distribution of product or service which competes with any identical or similar product or service manufactured, marketed, sold or distributed at the time of inquiry by the party who has the right to object hereunder to the sale of any shares to such a person or entity. Notwithstanding any contrary provision contained in this Article 4, neither party shall be allowed to exercise any of the rights contained in Clause 4.2 and Clause 4.3 above earlier than twenty-four (24) months after the latest of: (i) the date appearing at the beginning of this Agreement, and (ii) the last date of signature by a party hereto.

5.       MANAGEMENT OF COMPANY

         5.1 Management of the Company shall be carried out in accordance with the principles and policies established from time to time by the Board of Directors, under the control of the shareholders and according to the Articles of Association of the Company, which policies shall include, without limitation, the requirement that at least one representative of each party hereto (designated by such party in writing) must receive, on a monthly, quarterly and annual basis, current and accurate reports of the Company's financial and operating information, including without limitation Balance Sheet, Profit and Loss, and Cash Flow reports reflecting the results of the Company's operations.

         5.2 The Board of Directors shall be composed of five (5) members, three (3) to be designated by the Group A shareholders ("Group A Directors") and two (2) to be designated by the Group B shareholders ("Group B Directors"). A vacancy on the Board shall be filled through election of a replacement nominated by the Group of shareholders who nominated the Director whose position is vacated. Each of the parties hereto agrees to vote all of its shares in favor of the nominees designated by the other party with respect to director positions entitled to be filled by such other party.

         5.3 The Board of Directors shall elect a Chairman of the Board (the "Chairman") from among the Group A Directors; the Chairman shall hold the post until removed by action of the Board or by vote of the shareholders. The Group A Directors shall appoint the Managing Director.



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         5.4     Except as otherwise noted in Clause 6.4 hereof, the signature of at least two (2) Group A Directors or one (1) Group A and one (1) Group B Director shall be required, together with the affixing of the Company's seal (if required by law), to bind the Company with respect to agreements, transactions and documents pertaining to the matters described in Clause 6.4 of this Agreement.

         5.5 The Board of Directors shall appoint by a majority vote the operating officers of the Company. Any operating officer can be removed from office or terminated by a majority vote of the Directors.

6.       BOARD OF DIRECTORS ACTION

         6.1 The Board of Directors shall meet at least once every six (6) months, at such times and places as may be determined by the Board. Directors may participate at Board meetings via conference telephone and confirmed by circulation minutes signed by all directors. The minutes duly signed by all directors shall constitute the presence of such directors at the meeting for all purposes. Not less than twenty (20) days prior written notice of a meeting shall be given to each Director by registered airmail, cable, telex or telefax as appropriate (in the latter three cases an express delivery letter confirming the notice in writing shall be sent to each Director). Such notice to any Director may be waived in writing by the Director either before or after the meeting, and shall be deemed waived by his presence at the meeting either in person or by proxy unless the Director or proxy, at the beginning of the meeting (or promptly upon his arrival), states his objection to the calling of the meeting and the transaction of business and does not vote on the actions taken.

         6.2 A special or extraordinary Board of Directors meeting shall be convened promptly upon the written request of a majority of Directors stating the matter(s) to be considered at the meeting. The procedure and timing for holding such a meeting shall be as set forth in this Article 6; provided, however, the meeting may be held upon only seven (7) days advance notice if three-fifths (3/5) of the Directors agree in writing to such shorter notice period.

         6.3 The quorum for Board meetings shall be a majority of the entire Board of Directors present either in person or by proxy; provided, however, of the Directors present in person or by proxy, a majority of them must be Group A Directors, and at least one of them must be a Group B Director. In the event a quorum is not formed within one (1) hour after the scheduled time for a meeting, such meeting may be adjourned to any other reasonable date, time and place as may be fixed by the Chairman or his proxy, and at such meeting a Group B Director need not be present as long as there is present a majority of the entire



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         Board, and the Group A Directors make up a majority of the quorum so formed.


6.4 Except as otherwise set forth herein, a resolution or action of the Board of Directors shall require the affirmative vote of three-fifths (3/5) of the Board of Directors. The Chairman shall have no second and casting vote. At least three (3) Directors' votes, including at least one (1) Group B Director, are required as to items (c), (g),
         (j), (k) and (m) immediately below; all other lettered items below shall require only three (3) Directors' (whether Group A or Group A and B) votes for passage:

         (a) Borrowing funds or pledging the credit of the Company for a period of more than ninety (90) days or for aggregate amounts (relating to a specific transaction, project or event) in excess of Forty Thousand U.S. Dollars (U.S. $40,000);

         (b) Sale or transfer of any interest in tangible assets of the Company otherwise than in the ordinary course of business, or having a value (individually or, in relation to any particular project or transaction to be undertaken by the Company, in aggregate) in excess of Forty Thousand U.S. Dollars (U.S. $40,000);

         (c) The execution of, or any other action binding the Company to, any guarantee, indemnity, contract of surety or similar instrument by or on behalf of the Company if it exceeds Forty Thousand U.S. Dollars (U.S. $40,000) in liability to the Company;

         (d) The execution of any mortgage, pledge, assignment, encumbrance or other security over or in respect to any property of the Company (other than security interests granted with respect to trade payables incurred in the ordinary course of business);

         (e) The signatories to, and the other terms of mandate governing, the bank account(s) of the Company;

         (f) The engagement or removal of accountants, auditors, solicitors, or taxation advisers by the Company or the adoption, discontinuance or variation of any accounting or taxation policy by the Company;

         (g) Agreements between the Company and any of the shareholders or between the Company and any company or juristic person in which a shareholder, alone or jointly with other persons (either natural or juristic), holds or otherwise controls or benefits from (directly or indirectly) any of the voting shares, financial interests or other rights of control;



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       (h)       All items of capital expenditure in excess of Forty Thousand
                 U.S. Dollars (U.S. $40,000);

       (i) Approval of final annual profit and loss accounts and balance sheets;

       (j) Any proposal or agreement for the Company to enter into any partnership, joint venture, consortium, merger (amalgamation), business combination, profit-sharing or similar arrangement with any other company or person;

       (k) Sale or transfer of any interest in any intangible assets of the Company;

       (l) Payment of dividends in accordance with Clause 12 (Dividend Policy) below; and

       (m) Any change in the Transfer Pricing Formula (the "Formula") initially agreed on by the parties and attached hereto as Exhibit "D" and incorporated herein by this reference. The Formula reflects the price for carpet tiles to be charged by the Company to each party hereto.

                 It is expressly understood that some of the above matters shall require subsequent approval of the shareholders in accordance with applicable law or when otherwise required by the Board of Directors.

         6.5 The Board of Directors may adopt a resolution without holding a meeting if all Directors approve the action by placing their signatures on the original copy of the resolution. Any such resolution shall be effective and binding on the Company only after all of the Directors have signed the resolution, but may be made effective (by its terms) on an earlier date if so stated therein. The duly signed resolution shall be delivered to the Managing Director and placed in the Minute Book of the Company.

7.       SHAREHOLDERS' ACTION

         7.1 The first general (regular) meeting of shareholders shall be held within six (6) months after the date of registration of the Company, and a general meeting shall be held at least once every twelve (12) months thereafter, at such time and place as determined by the Board. Such general meetings are called "ordinary general meetings", and all other meetings of shareholders are called "extraordinary general meetings." The Chairman and any two Directors may summon extraordinary general meetings (by proper written notice) whenever they think fit.



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         7.2     Not less than twenty (20) days prior written notice of every ordinary general meeting (seven (7) days in the case of extraordinary general meetings) shall be given to all shareholders whose names appear in the register of shareholders. This notice requirement may be waived in writing by the shareholder entitled to notice. Notice to shareholders in Thailand shall be given by post, and notice to shareholders abroad shall be sent by registered airmail, or cable, telex or telefax (in the three latter cases an express delivery letter confirming the notice in writing shall be sent to the shareholders). The notice shall specify the place, the date and the hour of the meeting, and the nature of the business to be transacted thereat.

         7.3 A quorum of any meeting of shareholders shall require the presence of shareholders, in person or by proxy, representing seventy percent (70%) or more of all shares issued.

         7.4 Each shareholder shall have one vote for each share of which it is the holder. Votes shall be cast by a show of hand, by poll or by written ballot, as directed by the Chairman.

         7.5 Unless otherwise expressly provided herein or required by Thai law, all resolutions or actions of the shareholders shall require the affirmative vote of not less than seventy percent (70%) of the shares with voting rights present at the meeting.

         7.6 The following matters shall be passed by two successive meetings of shareholders by affirmative votes of three-fourths (3/4) of the shares present at the first meeting and by not less than two-thirds (2/3) of the shares present at the second meeting:

         (a) To amend the Memorandum of Association or Articles of Association;
         (b)     To increase or reduce the registered capital;
         (c)     To dissolve the Company;
         (d)     To merge or amalgamate with another company; and
         (e) To allot new shares as fully or partly paid up otherwise than in money.

8.       USE OF NAMES

         8.1 The parties acknowledge and agree that the names "INTERFACE", "Heuga", "Interface Heuga", and all other combinations of these names and other names or symbols constituting trademarks, style names or trade names used by INTERFACE or its Affiliates (hereinafter collectively referred to as the "Marks") in connection with their businesses and products, or their similar or comparable names or symbols in the Thai language or any other language, belong exclusively to INTERFACE (and its affiliates), and MODERNFORM shall make no



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                 claim of right or interest with respect thereto.  A current list of such marks and names is attached hereto as Exhibit "E" and made a part hereof by this reference. "Affiliates" of INTERFACE shall include Interface, Inc. (the parent Company of INTERFACE) and all companies at least fifty percent (50%) of which are owned directly or indirectly by Interface, Inc.
                 This obligation of MODERNFORM shall survive the termination of this Agreement. The Marks may be used by the Company to the extent INTERFACE specifically agrees in writing to such use; provided, however, the Marks shall be deleted and removed from the Company's name, seal, logos, stationery, business cards, advertisements, packaging materials, brochures, samples, telephone listings and all other items bearing such Marks, and proper formality shall be conducted immediately to remove or delete such Marks, if and when INTERFACE is no longer a shareholder of the Company or INTERFACE requests such action in writing to the Company's Managing Director or Board of Directors. INTERFACE will notify MODERNFORM and the Company of any Marks INTERFACE believes either of them may be using improperly, and MODERNFORM will seek INTERFACE's advice in case of any doubt by MODERNFORM about whether it or the Company may be violating INTERFACE's rights regarding a Mark. Both the Company and MODERNFORM shall take all actions and timely execute all documents requested by INTERFACE to effectuate the terms, substance and intent of this Clause.

         8.2 MODERNFORM will not, and expressly undertakes to cause all other persons or entities over which MODERNFORM exercises control to not, commit any act or take any action at any time which would in any way impair the rights of INTERFACE to any of the Marks, both registered and unregistered, or claim, acquire, register or attempt at any time to claim, acquire or register any rights to any Marks by virtue of their Agreement or otherwise. MODERNFORM will, and will use its best efforts to cause all of its dealers or suppliers to, promptly cease using any of the Marks or any item, as well as any word, symbol, design, name or logo which in the sole opinion of INTERFACE, so nearly resembles any of the Marks as to lead to confusion or uncertainty or to mislead the public.

9.      COMPETITIVE ACTIVITY

         9.1 From the date of execution of this Agreement, and subject to the provisions of Clause 9.2 below, neither party shall commercially associate (directly or indirectly) with any other person or enterprise, nor shall either party become or remain a shareholder, partner, director, or managing partner, or obtain or retain any ownership interest (directly or indirectly) in other companies, partnerships, or other business entities whose activities are substantially similar in nature to or in any way competitive with the business or activities of the Company, nor shall either party itself engage (directly or indirectly)



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                 in such competitive activities, without the prior written
                 consent of the other party (whose consent shall not be withheld unreasonably). This prohibition shall continue as to each party through and including the earlier of: (1) date which is twenty-four (24) months after the date on which MODERNFORM ceases to be a shareholder of the Company, or ceases to have rights under this Agreement by virtue of such rights properly having been terminated for cause or due to such party's material default of its obligations hereunder, or
                 (2) the date on which neither party hereto is a shareholder of the Company or any successor entity, or (3) six (6) months after the date on which INTERFACE ceases to be a shareholder of the Company or any successor entity, or ceases to have rights under this Agreement by virtue of such rights properly having been terminated for cause or due to such party's material default of its obligations hereunder. Nothing contained in this Article 9 shall be deemed to relieve either party of its obligations under Article 16 hereof.

         9.2 The non-competition obligations under this Article shall be applicable only in Thailand with respect to INTERFACE's activities, and throughout the world (including Thailand) with respect to MODERNFORM's activities. Notwithstanding the provisions of Clause 9.1, and subject only to contrary provisions which may appear in the Distribution Agreement among INTERFACE, MODERNFORM and the Company INTERFACE shall be entitled to sell its products directly to customers in Thailand until such time as the Company has a sales and marketing staff capable and willing to sell INTERFACE's products on terms mutually agreeable to the Company and INTERFACE and the Company is manufacturing carpet tiles of sufficient quantity and quality to satisfy the demands of customers in Thailand who desire to purchase carpet tiles.

         9.3 Each party by executing this Agreement represents that it has obtained from the Board of Directors of such party all necessary written consents or approvals to enter into this Agreement to the extent required by applicable corporate by-laws, articles of association, laws or regulations.

10.      PROJECT IMPLEMENTATION

         10.1 The parties shall proceed promptly and in good faith to achieve the Business Objectives upon final execution of this Agreement.

11.      FINANCING OF OPERATIONS

         11.1 Necessary funds for the operation of the Company, not covered by the Company's paid up capital, shall be principally secured under the responsibility of the Company itself. However, if the Company is unable to secure such funds, the shareholders of the Company will cooperate reasonably in attempting to procure such necessary funds by means of increase of capital, direct loan, guarantee of Company obligations (unless prohibited by applicable laws, regulations or other agreements), or otherwise, as the case may be, but shall be responsible for such capital, direct loan, guarantee or other arrangement severally (not jointly), in proportion to their shareholdings of the Company. Notwithstanding the foregoing provisions, neither party hereto shall be required to supply directly, or obligate itself for the payment or guarantee of, such additional funds.

12.      DIVIDEND POLICY

         12.1 Within one hundred and twenty (120) days after the end of every financial year in which the Company has earned a profit and a fund has been properly reserved to meet the requirement of the laws, a Director may submit to the attention of the shareholders resolutions of the Board of Directors approving the payment of dividends.

         12.2 By a vote of not less than a majority of all Directors, the Directors may from time to time pay to the shareholders an interim dividend in an amount justified by the profits of the Company.

         12.3 No dividend shall be paid otherwise than out of profits. If the Company has incurred losses, no dividend may be paid until such losses have been made good.

13.      ACCOUNT'S AND RECORDS

13.1 The parties hereto agree that the Company's books and records shall be maintained in the English language, with Thai translation if required by Thai law or by the parties, according to generally accepted international accounting principles (and Thai law). The original books and records shall be maintained at the Company's principal office.

13.2 The Company shall hire an auditing firm (or public registered auditors) designated by INTERFACE who at the end of each fiscal year, and at such other times as are considered necessary by any of the Directors or the shareholders, will audit the accounts and records of the Company at the expense of the Company. The auditor may be replaced only by a majority vote of the shareholders.

13.3 The fiscal year of the Company, unless otherwise determined at a general meeting of shareholders, will commence on January 1st and end on December 31st.

         13.4 Authorized representatives of Group A and Group B shareholders, as designated by such shareholders, shall have reasonable access to the books of account and records of the Company and will be permitted to make extracts or copies therefrom during business hours of the Company.

         13.5 Copies of all audited financial statements of the Company shall be furnished to the shareholders for review and approval, as required by Thai law.

14.  DEFAULT

         14.1 A party shall be in default under this Agreement if it shall fail to pay or properly and timely perform any of its material obligations under or pursuant to this Agreement, or the Distribution Agreement between that party and the Company.
                 In addition, specific events of default shall include the following relative to a party:

                 (a) appointment of a trustee or receiver for all or any substantial part of its assets or property,
                 (b)    its insolvency or bankruptcy;
                 (c) a general assignment for the benefit of its creditors;
                 (d)    attachment of any substantial part of its assets;
                 (e)    dissolution or liquidation of it.

         14.2 Except for those events itemized in subparts (a) - (e) in Clause 14.1 above (upon the occurrence of which termination shall occur immediately upon written notice), no default under Clause 14.1 hereof shall be deemed to have occurred until the nondefaulting party has first given notice of such default to the defaulting party, and the party in default has failed to cure such default within thirty (30) days after receipt of such written notice, or the default cannot be cured within such time.

         14.3 If a party defaults and fails to cure such default pursuant to Clauses 14.1 and 14.2 hereof, the other party shall have the right to immediately exercise one or more of the following rights or such other rights as may be available:

                 (a) Terminate this Agreement (and exercise the additional rights provided in Clauses 15.2 and 15.3 hereof);

                 (b) Recover any actual damages or costs which have been incurred by the nondefaulting party as a result of the other party's default, except damages arising from special circumstances or causes beyond the defaulting party's control; and

                 (c) Obtain an award of specific performance or injunctive relief (as provided in Article 17) in appropriate circumstances.

15.      TERM AND TERMINATION OF AGREEMENT

         15.1 This Agreement shall become effective on the date of signing of this Agreement (first set forth above) and shall continue in effect through the corporate life of the Company, unless earlier terminated as provided in this Agreement; provided, however, that if any shareholder directly or indirectly sells or transfers all of its shares in the Company in accordance with the provisions of this Agreement, the rights, obligations and liabilities of such selling party shall terminate (except for those rights, obligations and liabilities existing prior to the sale or transfer of shares or otherwise identified herein as continuing obligations).

         15.2 This Agreement may be terminated by the indicated party for the following reasons:

                 (a) Default. If a party has defaulted pursuant to the provisions of Clause 14 hereof, the other party shall have the right to terminate this Agreement as provided therein.

                 (b) Mutual Agreement. Upon the mutual written agreement of each party hereto, this Agreement may be terminated at any time. Any of the effects of termination, as provided in this Article 15 or elsewhere in this Agreement, may be expressly waived in conjunction with such termination by mutual written consent.

                 (c) Bankruptcy or Insolvency. In the event that a party enters, applies to enter, or an application is made by a third party intending to force that party to enter, into bankruptcy, composition or reorganization, or if a party becomes insolvent due to its being unable to pay its debts as they become due, then the other party shall have the right to terminate this Agreement.

                 (d) Deadlock. In the event that the Board of Directors is deadlocked (i.e., less than the required number of total votes, or Group A and B votes, are cast in favor of a motion or resolution to assure its passage) on one or more material issues relevant to the management of any of the essential corporate affairs of the Company and the shareholders are unable to break the deadlock within one hundred twenty (120) days of being notified in writing by the Chairman of the deadlock and the specific issue(s) over which there is a deadlock, either party may terminate this Agreement.

                 (e) Acquisition of Shares. In the event that one of the parties acquires all of the shares of the Company pursuant to Article 4 (or through any other arrangement agreed to in writing by the parties), this Agreement shall terminate automatically as to the party which thereafter does not own any company shares, but it shall remain in effect as to the other party (if that party so elects), and any new party which replaces the other original party.

                          Notwithstanding any contrary provision herein, the provisions of this Agreement which by their terms are intended to survive termination of this Agreement shall remain binding on each of the parties hereto.

         15.3 In the event this Agreement is terminated pursuant to the provisions of this Article 15 (and notwithstanding any contrary provisions in Clause 4.2 above), the parties shall have the following rights, in addition to and without prejudice to any other rights, remedies and obligations of the parties existing at the time of termination.

                 (a) Option to Purchase or Sell Shares. If the termination is effected by (i) a default under Clause 15.2(a), or (ii) bankruptcy or insolvency under Clause 15.2(c), or (iii) deadlock under Clause 15.2(d), then the nondefaulting party in the case of
                          (i), or the solvent party in the case of (ii), or INTERFACE in the case of (iii), shall have the right to exercise one of the following options:

                          (1) Purchase all the shares of stock in the Company owned by the other party at a price equalling the fair market value of such shares (determined as provided below), or require the other party to purchase all the shares in the Company owned by the invoking party at the same price per share. The purchase price shall be paid in full promptly upon transfer of the shares, unless the parties agree to other terms of sale. The parties, as shareholders, shall consent to and approve the aforesaid transfer of shares.

                          (2) Sell all (but not less than all) of the shares of stock owned by the invoking party (i.e., the non-defaulting party, the solvent party, or INTERFACE, as the case may be) to a third party, at such price (which is not limited to a fair market valuation by the Company's auditor) and upon such other terms and conditions as may be agreed with such third party. The parties, as shareholders, shall consent to and approve the aforesaid transfer of shares.

                          (3) Require the dissolution and liquidation of the Company in accordance with the procedure set forth in Clause 15.3(b) below.

                          The "fair market value" referred to in Clause 15.2(a)(1) shall mean the value determined by the Company's auditor in accordance with internationally accepted accounting standards, which shall include the value of goodwill of the Company. The fair market value so determined shall be final and binding on both parties.

                          The "third party" referred to in Clause 15.3(a)(2) shall mean any person, juristic or natural, whether or not such person engages in the same line of business as the Company.

                  (b) Dissolution and Liquidation. If the termination is effected by mutual agreement under Clause 15.2(b) without a written agreement to sell shares to either party (or to a permitted third party), or to sell the Company as a going concern, or is elected by a party under Clause 15.3(a)(3) above, then the Company shall be dissolved and liquidated. In such cases the parties shall, in their capacities as shareholders, vote for a special resolution at a general meeting of shareholders in favor of such dissolution and liquidation, and the liquidation of the Company shall commence in accordance with the laws of Thailand.

         15.4 The indefinite duration of the term of this Agreement shall not operate to extend or otherwise alter the specified duration of any other agreements between the parties or among the Company and the parties hereto.

         15.5 Notwithstanding any contrary provision in this Agreement, in the event that INTERFACE is no longer a shareholder of the Company or the Company is dissolved, INTERFACE shall be entitled to remove all equipment and other property and documents from the Company and all facilities owned, leased or used by the Company which use, contain, reflect or reveal any of the Confidential Information (as defined in Paragraph 16.1 below) of INTERFACE, and all such equipment, property and documents shall be delivered to INTERFACE's custody by the Company; provided, however, as to equipment and machinery so removed, INTERFACE will pay the appropriate party the fair market value thereof, as determined by use of Clause 15.3.

16.      CONFIDENTIALITY

         16.1 Each party agrees to treat as secret and confidential all documents, formulae, processes, trade secrets, proprietary information or equipment, know-how and other materials and information concerning technical, manufacturing, financial, sales or marketing information (collectively referred to herein as "Confidential Information") of the other party which they may obtain during the course of this Agreement and the business relationship between the parties, unless disclosure of such information is expressly permitted by written agreement of the party whose Confidential Information is subject to being disclosed, or is unequivocally required by law.

         16.2 Acting in their capacities as shareholders, the parties shall cause the Company to adopt measures to ensure that the Company, and its Directors, officers, employees and agents who are given access to such Confidential Information, shall treat all such Confidential Information as secret and confidential, and that they also shall be bound by and shall fulfill the obligations of the parties set forth in Clause 16.3 below, so as to ensure that such information will not be made available to or used by any unauthorized third party.

         16.3 Each party hereto agrees that it shall not use (directly or indirectly) or disclose (directly or indirectly) to any other person or entity any written or oral Confidential Information obtained from the other party or from the Company for any purposes whatsoever except in connection with accomplishing the Business Objectives and for the sole and exclusive benefit of the Company. Any patent rights or other intellectual property rights developed solely by employees of the Company without reference to, use of, or reliance on any Confidential Information of INTERFACE shall remain exclusively the property of the Company unless the Board of Directors decides otherwise by affirmative vote of at least three fourths (3/4) of all Directors. Any other patent rights or intellectual property rights developed by the Company or employees or representatives of the Company shall be and remain the property of INTERFACE. The parties shall cause the Directors and employees of the Company to take all actions necessary to perfect and preserve such rights.

         16.4 The covenants and agreements of this Article 16 shall survive the termination of this Agreement and be binding on each party hereto, the Directors, officers, employees and agents of the Company, and any other person or entity which becomes an owner of shares in the Company, for a period of ten (10) years after such party, and such other person or entity, ceases to own any shares of the Company, and such Directors, officers employees and agents cease to be employed by or serve the Company.

17.      SPECIFIC PERFORMANCE

         17.1 The parties hereby agree that notwithstanding anything to the contrary contained in the Articles of Association of the Company, either now or in the future, the provisions of this Agreement shall be binding upon the parties and they agree to exercise their respective voting rights in such a manner as may be necessary to ensure that the provisions contained herein are honored.

         17.2 In the event any party fails to abide by the provisions of this Agreement, the other party may commence an action against such party to obtain any equitable remedy available, including but not limited to an award of specific performance or injunctive relief.

         17.3 Notwithstanding any contrary provision in this Agreement, the enforcement of this Clause 17 may be obtained in the Civil Court of Bangkok according to the provisions of Thai law.

18.      FORCE MAJEURE

         18.1 Neither party hereto shall be liable for any breach or failure to perform hereunder where such failure is caused by contingencies beyond the control of such party, including but not limited to acts of God, fire, flood, storms, typhoons, wars, civil strike, sabotage, and governmental actions of either the Government of Thailand or the U.S.A. (including but not limited to currency import or export prohibitions). The party so prevented from complying herewith shall immediately give notice thereof to the other party and shall continue to take all actions reasonably within its power to comply as fully as reasonably possible with the terms of this Agreement.

19.      NON-ASSIGNMENT

         19.1 Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party. Neither party hereto shall unreasonably withhold its consent to an assignment of any rights or obligations under this Agreement by the other party to an Affiliate of the party seeking such assignment, provided that the Affiliate assumes all of the obligations of such party, and such party also remains bound to perform (or cause to be performed) all of its obligations hereunder. The term "Affiliate" as used in this Agreement means another company, legal person or entity, partnership, joint venture or other similar enterprise more than fifty percent (50%) of which is owned or controlled, directly or indirectly, by the party hereto of which it is an Affiliate.

20.      COSTS AND EXPENSES

         20.1 Except as otherwise expressly provided herein, each of the parties shall bear its own costs and expenses incurred in the negotiation, arrangement and preparation of all documentation relating to any transaction stipulated in this Agreement.

21.      NOTICE

         21.1 Any notice, report or other communication to be given by one party to the other (or to shareholders) in connection with this Agreement shall be given in English and, unless otherwise specifically indicated herein, shall be transmitted by registered or certified airmail, postage prepaid, return receipt requested, addressed to the receiving party at the address set forth below (or at such other address of which the sending party shall have been previously advised in writing pursuant to this Article), or by telex or telefax addressed to such address, followed by a confirmation letter express mailed in the above manner. Any such notice shall be considered to have been delivered, received and made effective seven (7) days after its dispatch, except for notice by telex and telefax which shall be deemed effective on the date on which it is sent, provided, in the case of telex notices, that the answer back of the receiving party is recorded at the end of the message indicating that the telex has been received.


                 To INTERFACE:          Mr. David Milton
                                        President
                                        Interface Asia-Pacific, Inc.
                                        Shui on Centre 1413-1418
                                        8 Harbour Road
                                        Hong Kong
                                        Fax:  011/852-810-6474




                 With a copy to:        David W. Porter
                                        Vice President-General Counsel
                                        Interface, Inc.
                                        2859 Paces Ferry Road, Suite 2000
                                        Atlanta, Georgia 30339
                                        Fax: (404) 956-9764


                 To MODERNFORM:         Khun Chareon Usanachitt
                                        Vice Chairman and Executive Director
                                        Modernform Group Public Company Limited
                                        81/16 Moo 16 Srinakarindr Road
                                        Bangkok 10250 Thailand
                                        Fax:  011/662-379-3461

                 To the Company:        The General Manager
                                        Interface Modernform Co., Ltd.
                                        81/16 Moo 16 Srinakarindr Road
                                        Bangkok 10250 Thailand
                                        Fax:  011/662-379-3461

                 With a copy to:        Mr. David Milton
                                        President
                                        Interface Asia-Pacific, Inc.
                                        Shui on Centre 1413-1418
                                        8 Harbour Road
                                        Hong Kong
                                        Fax:  011/852-810-6474

                 And a copy to:         Khun Chareon Usanachitt
                                        Vice Chairman and Executive Director
                                        Modernform Group Public Company Limited
                                        81/16 Moo 16 Srinakarindr Road
                                        Bangkok 10250 Thailand
                                        Fax:  011/662-379-3461


22.      GOVERNING LAW

         22.1 Subject to Clause 17.3 hereof, the validity, interpretation and performance of this Agreement shall be determined and enforced insofar as is possible in accordance with the laws of the State of Georgia, United States of America.

23.      DISPUTES

         23.1 Except as allowed in Clause 15.3 (relating to procedures in the event of deadlock) and Article 17 (relating to equitable remedies), and any other Clause allowing a party to seek specific performance or injunctive relief, any dispute, controversy or claim arising out of or in connection with this Agreement, or the breach, termination or alleged invalidity hereof, cannot be amicably settled by the parties, then the matter shall be settled by (and solely by) arbitration. The award of the arbitrators shall be final and binding upon the parties.

         23.2 The arbitration shall be conducted under the jurisdiction of the United Kingdom, and will be conducted in accordance with the International Chamber of Commerce rules and procedure and evidence. The venue shall be London, England, and the laws of the State of Georgia and the United States of America shall be the governing substantive law. All proceedings shall be conducted exclusively in the English language. The parties agree that all decisions rendered by the arbitrators shall be binding and enforceable in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards of 1958, as amended. In connection with all such arbitrations conducted pursuant to this Article, if the party requesting or demanding such arbitration is not awarded in substantial part the relief requested by such party in its request or demand for arbitration, then such party shall be obligated to pay all costs of the arbitration as assessed by the arbitrators.

         23.3 Judgment on the arbitration award may be entered in any Court of law having jurisdiction.

         23.4 Unless manifestly impossible or impractical, the parties shall continue to perform their obligations under this Agreement without any suspension or delay while such arbitration is in process.

24.      SEVERABILITY

         24.1 If any provision of this Agreement shall be deemed illegal or unenforceable, such illegality or unenforceability shall not affect the validity and enforceability of any other legal and enforceable provisions hereof, which shall be construed as if such illegal or unenforceable provision or provisions had not been inserted herein, unless the severance of such illegal or unenforceable provisions would destroy the underlying business proposes of this Agreement.

25.      WAIVER

         25.1 No failure or delay on the part of a party hereto to exercise any right, power or remedy hereunder shall operate as a waiver thereof by such party, nor shall a single or partial exercise of any right, power or remedy by a party preclude any further exercise thereof or the exercise of any other right, power or remedy by such party. No express waiver or assent by a party hereto to any breach of or default in any term or condition of this Agreement by the other party shall constitute a waiver of or assent to any subsequent breach of or default in the same or any other term or condition hereof.

26.      HEADINGS

         26.1 The headings of Articles and paragraphs used in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of the respective provisions of this Agreement.

27.      ENTIRE AGREEMENT AND AMENDMENT

         27.1 This Agreement, together with its exhibits attached hereto, constitutes the entire and only agreement between the parties with respect to the subject matter hereof, and supersedes any other commitments, agreements, or understandings, written or verbal, that the parties hereto may have had. No modification, change or amendment of this Agreement shall be binding upon the parties hereto except pursuant to a written document of subsequent date signed by an authorized officer or representative of each party hereto.

28.      BINDING EFFECT

         28.1 This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

29.      COUNTERPARTS

         29.1 This Agreement shall be executed in multiple counterparts (one in English and one in Thai for each party to this Agreement). Each counterpart will for all purposes be deemed an original and all such counterparts together shall constitute one and the same agreement. In the event of a dispute concerning the meaning of any provision herein, or in any document pertaining to this Joint Venture, the English language version shall control.

         IN WITNESS WHEREOF, this Agreement has been executed on behalf of the parties by their respective duly authorized representatives as of the date first appearing above.



                                 INTERFACE ASIA-PACIFIC, INC.


         (Seal)                  By:    /s/
                                     --------------------------------------

                                 Title:   President
                                        -----------------------------------

                                 Witness:   /s/
                                          --------------------------------

                                 Date:   23 August 1994
                                       -----------------------------------


                                 MODERNFORM GROUP PUBLIC CO., LTD.

         (Seal)                  By:  /s/ Chareon Usanachitt
                                     ------------------------------------
                                          Chareon Usanachitt

Modernform                       Title: Vice Chairman and Executive Director
                                        Director

MODERNFORM GROUP PUBLIC
COMPANY LIMITED                  Witness:  /s/
                                         --------------------------------
                                 Date: 26th August 1994
                                      ----------------------